Exhibit 10.1

July 22, 2025

James “Jim” G. Mackey
Charlotte, NC

Dear Jim:
I am pleased to welcome you to the BankUnited team. This letter confirms our contingent offer to you and outlines the details of your new position.
•Effective August 15, 2025, you will join BankUnited, N.A. as a Senior Executive Vice President of Finance, in the Executive Management Department in Miami Lakes, FL. On November 1, 2025, you will become the Chief Financial Officer for BankUnited, N.A. and BankUnited, Inc. (collectively, “BankUnited”).
•You will report directly to Raj Singh, Chairman, President and CEO.
•Your base salary will be equivalent to $600,000 annually, less applicable taxes, deductions and withholdings, pro-rated from your start date. You will be paid semi-monthly at a rate of $25,000.  BankUnited’s regularly scheduled payroll dates are currently the fifteenth and last day of every month. In the event the fifteenth or last day of a month falls on a weekend or holiday, you will receive your pay on the previous business day.
•Subject to the approval of the Compensation Committee of the Board of Directors of BankUnited, Inc., you will be eligible to receive an award of BankUnited Inc. restricted share units with a grant date value of $1,000,000. This restricted share unit grant will vest in three equal installments on each of the first three anniversaries of the grant date (unvested shares are forfeited upon termination of employment).
•You will be paid a one-time Relocation Bonus of $150,000 less applicable taxes, deductions and withholdings, on the first payroll date after your start date. You must be employed on the date the bonus is paid in order to receive the bonus.
•With respect to your employment during 2025, you will be eligible to participate in BankUnited’s annual cash bonus program. Bonuses shall be determined at management’s discretion, taking into account BankUnited’s financial performance as well as assessment of your individual performance. To qualify for any bonus opportunity, you must be employed with BankUnited on the date the bonus is paid; typically bonuses are paid in the first quarter of the year for prior year performance. Bonus payments shall be subject to any applicable taxes, deductions and withholdings. Your annual target cash bonus opportunity for 2025 will be $600,000 and paid in 2026. Since BankUnited’s fiscal year is January through December, your cash bonus for 2025 will be subject to pro-ration in accordance with your start date. With respect to your employment with BankUnited on and after January 1, 2026, you will participate in the Annual Incentive Plan applicable to other named executive officers of BankUnited with an initial annual target cash bonus opportunity of $600,000.

Exhibit 10.1

•With respect to your employment during 2025, subject to the approval of the Compensation Committee of the Board of Directors of BankUnited, Inc., you will be eligible for an equity award grant. Equity award grants are typically granted in the first quarter of the year for prior year performance (unvested shares are forfeited upon termination of employment). Your annual target equity award opportunity for 2025 will be equivalent to $800,000 and be awarded in 2026. Since the fiscal year is January through December, your equity award grant for 2025 will be subject to pro-ration in accordance with your start date. With respect to your employment with BankUnited on and after January 1, 2026, you will participate in the Long Term incentive plan applicable to other named executive officers of BankUnited with an initial annual target equity award opportunity of $800,000.
•If your employment with BankUnited is involuntarily terminated without “Cause” (as defined in the BankUnited, Inc. 2023 Omnibus Equity Incentive Plan) not in connection with a “Change in Control” (as defined in the BankUnited, Inc. 2023 Omnibus Equity Incentive Plan), you will be eligible for six months of your base salary in severance and the equivalent of six months of COBRA premiums for COBRA health benefit coverage, subject to your execution of a separation agreement containing a release of claims in a form provided by BankUnited.
•BankUnited provides a competitive benefits package for eligible employees including health (medical, dental and vision), life insurance, short term and long term disability, 401(k) Plan, and flexible spending plans. Of course, BankUnited may change its benefits offerings at any time. Details on all benefits plans will be provided during your new hire orientation. Please note that you will be eligible to enroll in these benefit plans on the first day of the month following 30 days of continuous employment.
•Paid Time Off (PTO) is accrued on a per pay period basis. Based on your position as a Senior Executive Vice President you will accrue 26 PTO day(s) in a full calendar year.
Pursuant to the Immigration Reform and Control Act of 1986, you are required to establish your identity and your eligibility to work in the United States.  If you choose to accept this offer, you will receive an email from your BankUnited Recruiter that will include a copy of the Employment Eligibility Verification Form (I-9), and details on how to complete the I-9 process.  Please complete Part 1 of the Form I-9 and bring appropriate proof of authorization to work in the United States (please refer to the e-mail from your Recruiter for the type of documentation we will need), with you on your first day of work.  You must provide such documentation to us no later than your third day of employment.
As part of the new hire fingerprinting and verification process, you will be required to be fingerprinted within your first 30 days of employment. During the fingerprinting appointment, we will also be taking your photograph. This information will be provided to you upon your start date from the Corporate Security Department.
BankUnited is committed to creating a safe and productive work environment. As an employee of BankUnited you will be expected to abide by all of our policies and procedures including, without limitation, the Employee Handbook and Code of Ethics.
We remind you that this offer is contingent upon: (1) timely completion of the fingerprinting process, (2) satisfactory background investigation and reference checking, (3) timely submission of Form I-9 and documentation supporting you are legally authorized to work in the United States, (4) verification

Exhibit 10.1

of all information you have provided in connection with your application for employment, (5) confirmation that you are not subject to any contractual or other restriction or obligation that is inconsistent with you accepting this offer of employment and performing your duties, and (6) your compliance with any existing and/or continuing obligations that you may have with your former employers, including, without limitation, obligations regarding the disclosure or use of proprietary information, non-solicitation and non-compete.  If any of the above conditions are not satisfied, BankUnited may immediately rescind this offer without any obligations to you hereunder, and you agree to immediately return to BankUnited any amounts paid to you hereunder.

Please understand that this letter does not constitute a contract of employment. Your employment with BankUnited will be on an "at-will" basis and may be terminated by either party with or without cause, with or without advanced notice, at any time.

If you have any questions or if I can be of further assistance please do not hesitate to call me at 786-442-5842.

Should you accept this offer, you will be assigned the onboarding tasks via ADP that you will be required to complete.  As completion of these tasks is required for us to configure your system access, we request that you please complete all tasks within 24 hours. In addition, you will receive an e-mail from Human Resources with detailed information regarding your first day of employment, New Hire Orientation, and the I-9 process.
We believe that you will find BankUnited is a great company to work for and we are confident that your new role will offer you excellent opportunities for a challenging and rewarding career.  We look forward to you joining the BankUnited team!

Sincerely,

/s/ Christopher M. Perry
Christopher M. Perry
Executive Vice President
Human Resources
BankUnited, N.A.

Agreed and accepted

/s/ James G. Mackey	July 22, 2025
James "Jim" G. Mackey

cc: Raj Singh